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CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS,
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                             198


                                                                    EXHIBIT 10.6


                      EBITDA OVERVIEW COMMITTEE AGREEMENT


     This EBITDA Overview Committee Agreement (the "Agreement") is made and entered into as of this 26th day of January, 2001, by and between Stokes Canning Company, a Colorado corporation ("Stokes"), and Hoopeston Foods Denver Corp., a Delaware corporation ("HFDC").

                                    Recitals

A. Stokes owns and operates food production, canning and warehousing facilities located at 5590 High Street, Denver, Colorado (the "Plant").

B. Concurrent with the execution of this Agreement, Stokes and HFDC are also entering into various other agreements listed on Schedule 1 hereto (the "Other Agreements"), concerning HFDC leasing the Plant from Stokes and thereafter running and operating the Plant and the business conducted at the Plant.

C. One of the Other Agreements is a Lease Override Agreement (the "Override Agreement"), whereby HFDC has agreed to pay to Stokes, as additional
consideration for the Other Agreements, [        *         ] (as defined in the
Override Agreement).

D. The parties are entering into this Agreement to set forth various additional agreements with respect to the Override Agreement and the EBITDA payment to be made to Stokes.

                                   Agreement

     NOW, THEREFORE, in consideration of the Other Agreements and the mutual agreements set forth herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties agree as follows:

1. HFDC will operate the Plant and its business in a competent manner in accordance with ordinary prudence and good industry standards and practices, and pursuant to an approved annual budget (the "EBITDA Plan"). Attached hereto as
Schedule 2 is the EBITDA Plan for the remainder of fiscal year 2001 and fiscal year 2002. Any changes to the current EBITDA Plan and all EBITDA Plans for subsequent years shall be approved by the EBITDA Overview Committee pursuant to 2 below.

2. The EBITDA Overview Committee will initially consist of John Steele, Tad Ballantyne and Jim Lewis. Eric Newman will act as Secretary at the Committee meetings (with Bill Wiese acting as assistant secretary for purposes of attending meetings held in Denver). All decisions by the EBITDA Overview Committee shall be by unanimous agreement of all three members. If a decision of the Committee cannot be reached because of lack of unanimous agreement, any member of the Committee may submit such matter to resolution by binding arbitration in accordance with paragraph 5 below. The Committee shall meet at least 30 days prior to the start of each fiscal year for the purpose of reviewing and approving the EBITDA Plan for the upcoming year. The Committee shall also meet monthly (in person or via teleconference) as



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soon as the financial reports are sent to HFDC's senior lender to discuss the monthly and year-to-date EBITDA performance.

3. The Committee may adopt such rules and operating procedures as may be desirable or necessary for the Committee to carry out its functions hereunder.

4. The Committee will consider any recommendations from HFDC's management regarding the reinvestment of EBITDA in the business for equipment or other expenditures.

5. If the Committee cannot reach agreement on any matter, then that matter shall be submitted to final and binding arbitration in accordance with the Rules of the American Arbitration Association (the "Rules"). The site of the arbitration shall be Denver, Colorado if HFDC initiates the arbitration, and Chicago, Illinois if Stokes initiates the arbitration. One arbitrator appointed in accordance with the Rules shall hear the matter.

6. HFDC will cause John Steele to devote sufficient time to properly manage the business that is being conducted at Plant.

7. In addition to other legitimate deductions, the rent expense under the real estate lease for the Plant along with the payments under the employment contracts for the four Pages are specifically recognized as legitimate deductions in the calculation of EBITDA. HFDC shall assume the four Page employment contracts, with the incentive sections deleted (all of such employment contracts expire on August 31, 2001, pursuant to their terms).

8. Effective as of the day immediately preceding the closing of the transactions contemplated by this Agreement and the Other Agreements (the "Closing"), Stokes shall terminate all of its employees who work at the Denver processing plant (the "Plant") or are in any way related to the business conducted at the Plant. HFDC shall have the right, but not the obligation, to offer employment to, and hire, certain of these former Stokes employees selected by HFDC. Prior to the Closing, HFDC shall furnish Stokes with a list of all such employees of Stokes it desires to hire (attached hereto as Schedule
3). HFDC shall hire those employees listed on Schedule 3 with substantially the same pay and benefits they enjoyed at Stokes and HFDC will assume any vacation liability associated with those employees listed on Schedule 3. HFDC shall have no obligations whatsoever, whether financial or otherwise, to those former employees of Stokes who are not hired by HFDC and Stokes shall be solely responsible for the administration of all benefits, including, without limitation, the continuation of insurance coverages required pursuant to applicable law and/or Stokes' policies with respect to all Stokes employees who are not hired by HFDC.

9. Former employees of Stokes who are hired by HFDC as of the Closing shall be given credit for service with Stokes for the purposes of determining vacation time as an employee of HFDC. At the Closing, Stokes shall give a cash credit (the "Cash Credit") to HFDC for the vacation time accrued by such employees of Stokes who are hired by HFDC. The Cash Credit shall be a dollar-for-dollar credit against the payments to be made by HFDC to Stokes pursuant to the Lease Override Agreement. At the Closing, Stokes shall provide an accounting of the vacation accruals for each of those former Stokes employees listed on Schedule 3.


                                       2

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10.  This Agreement shall be governed by and construed in accordance with
Colorado law.

11. This Agreement may not be amended except in a writing signed by both parties.

          The parties have entered into and executed this Agreement as of the date first set forth above.


Stokes Canning Company

By:  /s/ James E. Lewis
    ---------------------------

Title: CEO
       ------------------------

Hoopeston Foods Denver Corp.

By:  /s/ John L. Steele
    ---------------------------

Title: Pres/CEO
       ------------------------


                                       3
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                                   SCHEDULE 1

                            List of Other Agreements

1.   Lease Agreement for the Plant.

2.   Equipment Lease Agreement for Seller's equipment located at the Plant.

3.   Co-Pack Agreement for Buyer to co-pack Seller's branded products.

4. License Agreement for Buyer to license the use of permits, licenses, recipes and other intangible assets of Seller that are in use at the Plant.

5. Lease Override Agreement for additional payments to be made by Buyer to Seller.

6.   Non-Branded Inventory Sales Agreement.
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 EXHIBITS WILL BE PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION ON REQUEST